GASCO
News Release                                                         ENERGY

FOR IMMEDIATE RELEASE

                   Gasco Acquires LiTMus in Merger Transaction

DENVER, COLORADO - JULY 11, 2001 - GASCO ENERGY, INC. (OTC BB: GASE), today announced that it had acquired LiTMus EPO, LLC. by merging LiTMus' parent company into a Gasco subsidiary. The assets of LiTMus include 19,496 net and gross acres within the Uinta Basin of Utah.

"The overall result of this transaction is very positive for the Company," stated Mark Erickson, Gasco's president. "We have further solidified the Company's large, contiguous acreage position in this proven gas-prolific basin."

"This successful merger," added Marc Bruner, Company Chairman, "combined with our drilling activities and our strong management team additions, adds to our momentum going forward."

ABOUT GASCO ENERGY


Gasco Energy is a Denver based natural gas and oil exploration and development company that focuses in the Rocky Mountain area of the United States. The Company currently holds interests in properties located in the Uinta Basin of northeastern Utah, which are being developed pursuant to an agreement with Phillips Petroleum. For more information about Gasco please visit WWW.GASCOENERGY.COM or contact John Foulkes or Peter Forward toll free at 800-645-9254.



CERTAIN STATEMENTS CONTAINED HEREIN ARE "FORWARD-LOOKING" STATEMENTS (AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995). BECAUSE SUCH STATEMENTS INCLUDE SIGNIFICANT RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.


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